EXHIBIT  2



                              AMENDED AND RESTATED
                           PURCHASE AND SALE AGREEMENT


                                  by and among


                             NATIONAL-OILWELL, L.P.
                         a Delaware limited partnership


                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                             a Delaware corporation

                                       and


                                  ELMAGCO, INC.
                              d/b/a BAYLOR COMPANY
                             a Delaware corporation

                               TABLE OF CONTENTS
                               ------------------

ARTICLE 1.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . 11

     1.1     Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     1.2     Excluded  Assets. . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE 2.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .12

     2.1     Consideration . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.2     Closing  Payment. . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . .13

     3.1     Representations  and  Warranties  of  Seller. . . . . . . . . . .13
     3.2     Representations  and  Warranties  of  Buyer . . . . . . . . . . .19
     3.3.    Waiver  of  Implied  Warranties . . . . . . . . . . . . . . . . .19

ARTICLE 4. DUE DILIGENCE . . . . . . . . . . . . . . . . . . . . . . . . . . .20

     4.1     Access  to  Assets . . . . . . . . . . . . . . . . . . . . . . . 20
     4.2     Access  to  Records . . . . . . . . . . . . . . . . . . . . . . .21
     4.3     Access  to  Persons. . . . . . . . . . . . . . . . . . . . . . . 21
     4.4     Other  Due  Diligence . . . . . . . . . . . . . . . . . . . . . .21
     4.5     Supplemental  Disclosures . . . . . . . . . . . . . . . . . . . .21
     4.6     Inaccuracies  of  Representations  and  Warranties . . . . . . . 21

ARTICLE 5.  OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

     5.1     Permits;  Environmental  Requirements . . . . . . . . . . . . . .22

ARTICLE 6.  PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . 22

     6.1     Certain  Covenants  of  Seller  Pending  Closing . . . . . . . . 22

ARTICLE 7.  TAXES; PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . . 23

     7.1     Payment  of  Ad  Valorem  and  Property  Taxes . . . . . . . . . 23
     7.2     Sales,  Use  and  Transfer  Taxes . . . . . . . . . . . . . . . .23

ARTICLE 8.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

     8.1     The  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     8.2     Events  at  Closing . . . . . . . . . . . . . . . . . . . . . . .24
     8.3     Effect  of  Closing . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 9.  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . .25

     9.1.    Final  Settlement  Statement . . . . . . . . . . . . . . . . . . 25
     9.2.    Accounts  Receivable. . . . . . . . . . . . . . . . . . . . . . .26
     9.3.    Books  and  Records. . . . . . . . . . . . . . . . . . . . . . . 26
     9.4     Public  Announcements. . . . . . . . . . . . . . . . . . . . . . 27
     9.5     Restrictions  on  Sale  of  Assets . . . . . . . . . . . . . . . 27
     9.6     Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . 27
     9.7     Pending  and  Threatened  Litigation. . . . . . . . . . . . . . .28
     9.8     Cooperation  Regarding  Permits . . . . . . . . . . . . . . . . .28
     9.9.    Warranty  Work. . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.10    Seller  Employee  Plans. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 10.  INDEMNIFICATION; SURVIVAL . . . . . . . . . . . . . . . . . . . .29

     10.1    Certain  Agreements  and  Acknowledgements . . . . . . . . . . . 29
     10.2    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.3    Claims  Procedure . . . . . . . . . . . . . . . . . . . . . . . .30
     10.4    Limitation  on  Liability. . . . . . . . . . . . . . . . . . . . 30
     10.5    Survival  of  Representations  and  Warranties . . . . . . . . . 31
     10.6    Exclusive  Remedy. . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 11.  EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . . . . . . . . 31

     11.1    Offers  of  Employment . . . . . . . . . . . . . . . . . . . . . 31
     11.2    Terms  of  Employment . . . . . . . . . . . . . . . . . . . . . .32
     11.3    No  Third  Party  Rights . . . . . . . . . . . . . . . . . . . . 32
     11.4    Employee  Notifications . . . . . . . . . . . . . . . . . . . . .33
     11.5    Former  Employees;  Transferred  Employees . . . . . . . . . . . 33

ARTICLE 12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .33

     12.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     12.2    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     12.3    Further  Assurances. . . . . . . . . . . . . . . . . . . . . . . 34
     12.4    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     12.5    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .34
     12.6    Entire  Agreement . . . . . . . . . . . . . . . . . . . . . . . .34
     12.7    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.8    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.9    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.10   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.11   Binding  Effect . . . . . . . . . . . . . . . . . . . . . . . . .35
     12.12   Governing  Law . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.13   Consent  to  Jurisdiction  and  Forum  Selection . . . . . . . . 35

     12.14   Attorneys'  Fees. . . . . . . . . . . . . . . . . . . . . . . . .35
     12.15   Punitive  Damages. . . . . . . . . . . . . . . . . . . . . . . . 36
     12.16   No  Admissions . . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.17   No  Third  Party  Beneficiaries . . . . . . . . . . . . . . . . .36
     12.18   No  Required  Notice . . . . . . . . . . . . . . . . . . . . . . 36
     12.19   Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . .36

                                    EXHIBITS
                                    --------
A            -     Bill  of  Sale
B            -     Form  of  Special  Warranty  Deed
C            -     Form  of  Trademark  Assignment
D            -     Form  of  Patent  Assignment

                                    SCHEDULES
                                    ---------

1.1.8        -     Intellectual  Property
1.2          -     Certain  Excluded  Assets
1.2.7        -     Excluded  Contracts
2.1          -     Retained  Assumed  Liabilities
3.1.3        -     Violations
3.1.4        -     Actions  and  Proceedings
3.1.5        -     Brokers
3.1.6(A)     -     Material  Contracts
3.1.6(B)     -     Defaults
3.1.6(C)     -     Consents  and  Approvals
3.1.8        -     Permits
3.1.9        -     Compliance  with  Laws
3.1.10       -     Labor  and  Employment  Matters
3.1.11       -     Non-Assignable  Licenses
3.1.12       -     No  Material  Adverse  Effect/Change
3.1.13       -     Taxes
3.1.14       -     Financial  Statements
3.1.17       -     Seller  Benefit  Plans
3.1.18       -     Title  to  Assets
11.1         -     Employee  Listing
12.7.2       -     Confidential  Agreements
12.7.3       -     Confidential  Information
12.19(A)     -     Seller  Knowledge  List
12.19(B)     -     Buyer  Knowledge  List

                              AMENDED AND RESTATED
                           PURCHASE AND SALE AGREEMENT
     This AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this "Agreement") is
                                                                  ---------
made as of the ____ day of September, 2000, by and among Elmagco, Inc. d/b/a Baylor Company, a Delaware corporation ("Seller"), Boots & Coots International
                                           ------
Well Control, Inc. a Delaware corporation (together with Seller, the "Seller Parties") and National Oilwell L.P., a Delaware limited partnership ("Buyer").
                                                                        -----

                                    RECITALS
                                    --------

          WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated the 15th day of September, 2000 (the "Original Agreement");

          WHEREAS, Seller and Buyer have further agreed to enter into this Agreement in order to set forth their mutual understandings and modifications to the Original Agreement;

          WHEREAS,  Seller  is engaged in the Business (as defined below); and

          WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the Business and the assets used in connection with the Business, all on the terms and conditions herein contained.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     DEFINITIONS
     -----------

          All terms used herein (i) if of a particular gender shall be construed to cover every other gender and (ii) shall include both the singular and plural of such term. The words "herein," "hereunder," "herewith" and "hereof" shall refer to this Agreement, unless the context otherwise requires. All references to articles, sections, subsections, subparagraphs, schedules and exhibits are to the articles, sections, subsections, subparagraphs, schedules and exhibits of this Agreement, unless the context otherwise requires. The following terms have the following meanings when used with an initial capital letter in this
Agreement:
          "Assets" shall have the meaning set forth in Section 1.1, but does not
           ------
mean  or  include  any  of  the  Excluded  Assets.

          "Assumed  Contracts"  means  the  contracts  and  agreements primarily
           ------------------
related to the Business, including the Material Contracts and any prepaid insurance policies covering the Business, but does not include any of the Excluded Contracts.

          "Assumed  Liabilities" means all liabilities and obligations of Seller
           --------------------
directly relating to the Business or the Assets that are (i) incurred in the ordinary course of the Business and due to be performed or paid after the Closing Date; (ii) included in those set forth on the Final Settlement Statement; (iii) of the type reflected on the June 30, 2000 balance sheet included within the Financial Statements and incurred since the date thereof in the ordinary course of the Business on or before the Closing Date; (iii) Permitted Encumbrances; and (iv) liabilities and obligations which Buyer has expressly assumed or agreed to be responsible for pursuant to this Agreement or the documents delivered in connection herewith. Notwithstanding anything herein to the contrary, Assumed Liabilities shall not include (a) any liability incurred by Seller after the date hereof and prior to the Closing which Seller covenants herein not to incur after the date hereof; (b) any liabilities that arise out of or primarily relate to the Excluded Assets; (c) any liabilities that arise out of or primarily relate to a breach or default under any Assumed Contract (or any action that, solely with the giving of notice or lapse of any applicable cure period, or both, would constitute a default or breach thereunder) occurring prior to the Closing Date; (d) any liabilities or obligations expressly assumed or retained by Seller or for which Seller has agreed to be responsible pursuant to this Agreement or the documents delivered in connection herewith, including without limitation, Pre-Closing Environmental Liabilities; (e) any liabilities or obligations for the operations of the Business prior to June 30, 2000 not properly accrued for or disclosed on the June 30, 2000 balance sheet of the Financial Statements.

          "Baylor  Companies"  means  collectively, Seller and it's wholly owned
           -----------------
subsidiaries: Baylor Company Ltd., a company organized under the laws of the United Kingdom, Baylor Electronics, Inc., a Texas corporation; Baylor Company, a Texas corporation; and Baylor Controls, Inc., a Texas corporation.

          "Bill  of Sale" means an "AS IS WHERE IS" bill of sale, assignment and
           -------------
assumption agreement with respect to the personal property and inventory constituting a portion of the Assets in the form of Exhibit A attached hereto.

          "Business"  means  the  business  activities  of the Baylor Companies,
           --------
their affiliates and subsidiaries as of the date of this Agreement, including without limitation, the manufacture of power generation and electronic control systems for the oil and gas industry and electromagnetic braking systems for drilling rigs.

          "Claims"  means past, present or future liabilities, including without
           ------
limitation, Environmental Liabilities, product warranties, losses, damages (including incidental, consequential, special and punitive damages), penalties, fines, obligations, judgments, liens, costs and expenses (including, without limitation, costs of investigation, attorneys' fees, experts' fees, consultants' fees and disbursements of any kind or of any nature whatsoever), claims, actions, causes of action, demands, filings, settlements, investigations, proceedings, arbitration, mediations, suits or other legal or administrative proceedings, whether civil or criminal or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, common or decisional law or otherwise, and whether any of the foregoing is the result of a third-party claim, a claim by Buyer or Seller, or otherwise.

          "Closing,"  means  the  consummation  of  the transaction contemplated
           -------
hereby,  all  of  which  shall  occur  concurrently.

          "Closing  Date"  means  the  earliest  practicable  date  after  all
           -------------
conditions to Closing have been satisfied, but not later than September 30, 2000.

          "Code"  means  the  Internal  Revenue  Code  of  1986,  as  amended.
           ----

          "Confidentiality  Agreement"  means  the  Agreement  for  Use  and
           --------------------------
Nondisclosure of Confidential and/or Proprietary Information between Buyer and Seller dated July 19, 2000.

          "Controlled  Group"  means  a  "controlled group" of organizations (as
           -----------------
defined in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended).

          "Employees"  means  those  employees  employed by Seller whose primary
           ---------
responsibilities are directly related to the conduct of the Business or whose services are necessary for the conduct of the Business.

          "Environmental Liabilities" means past, present or future liabilities,
           -------------------------
losses, damages (including incidental, consequential, special and punitive damages), penalties, fines, obligations, judgments, liens, costs and expenses (including without limitation costs of investigation, attorneys' fees, experts' fees, consultants' fees and disbursements of any kind or of any nature whatsoever) claims, actions, causes of action, demands, filings, settlements, investigations, proceedings, arbitrations, mediations, suits or other legal or administrative proceedings, whether civil or criminal, or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, common or decisional law or otherwise, and whether any of the foregoing is a result of a third-party claim, a claim by Buyer or Seller, or otherwise, for or in connection with, or arising in any way from any violation of, or any obligation, duty or responsibility under:

          (i)     any  Environmental  Requirement.

          (ii)    any  Environmental  Permit  listed  in  Schedule  3.1.8.

          Environmental Liabilities shall not include occupational safety and health matters. Environmental Liabilities as defined and used herein only pertain to the Environmental Liabilities of the Assets and Business, including former activities.

          "Environmental  Material" means any substance, product, waste or other
           -----------------------
material of any nature whatsoever (a) that is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, dangerous waste, hazardous material, toxic substance, solid waste (as defined by the Texas Natural Resources Conservation Commission), acutely hazardous waste, extremely hazardous waste, infectious waste, volatile organic compound, waste, air contaminant, air pollutant, or pollutant, under any Environmental Requirement and (b) that is regulated, restricted or addressed under or pursuant to or may give rise to liability under any Environmental Requirement. Notwithstanding anything contained herein to the contrary, Environmental Material shall exclude any material which has been the subject of remediation in, on or under the Real Property pursuant to and in satisfaction of a jurisdictional Governmental
Authority program to the extent such jurisdictional authority declares in writing that such remediation has been completed in satisfaction of applicable laws, rules and regulations or that no further action or remediation is required.

          "Environmental Permit" means any permit, license, consent, certificate
           --------------------
of financial responsibility or other authorization or approval of or by any Government Authority under any applicable Environmental Requirement and any application therefor or filing in connection therewith.

          "Environmental  Release"  means  any  actual  or  threatened spilling,
           ----------------------
leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of an Environmental Material into the air, surface water, groundwater, soil, land surface or subsurface strata in violation of any applicable Environmental Requirement(including the abandonment or discarding of barrels, containers and other closed receptacles holding an Environmental Material, in violation of any applicable Environmental Requirement).

          "Environmental  Requirement"  means  any of the following requirements
           --------------------------
only to the extent that apply to the Business (A) any international, national, provincial, regional, Indian, federal, state, municipal or local, statute, treaty, compact, law, rule, order, ordinance, Environmental Permit, regulation, judgment, binding decision, decree, or common or decisional law (including without limitation any applicable principles of negligence, trespass, nuisance, intentional tort, strict liability, contribution or indemnification) or other applicable requirement of any Government Authority which relates to or imposes liabilities, duties or obligations in connection with the environment, natural resources, wildlife or human health, including without limitation to the extent applicable (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.), (iv) the Clean Air Act (42 U.S.C.
Sections 7401 et seq.), (v) the Clean Water Act (33 U.S.C. Sections 1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.),
(vii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.), (viii) the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), (ix) the Residential Lead-Base Paint Hazard Reduction Act (42 U.S.C. Sections 4851 et seq.), (x) the Oil Pollution and Compensation Act (33 U.S.C.
Sections 2761 et seq.), (xi) the Hazardous Materials Transportation Act (49 U.S.C. Sections 5401 et seq.), (xii) the Hazardous Liquid Pipeline Safety Act (49 U.S.C. Sections 60101 et seq.), (xiii) any foreign, international, provincial, regional, Indian, state, municipal or local statutes, treaties, compacts, laws, rules, orders, ordinances or the like similar or analogous to the federal statutes listed in the foregoing parts (i) to (xii), (xiv) any amendments to the statutes, treaties, compacts, laws, rules, orders or ordinances listed in the foregoing parts (i) to (xiii) regardless of whether in existence on the date hereof, (xv) any rules, Environmental Permits, binding decisions, decrees, regulations, directives, orders, judgments or the like adopted pursuant to or implementing the statutes, laws, treaties, compacts, rules, orders, ordinances and amendments listed in the foregoing parts (i) to
(xiv) and (xvi) any other law, statutes, treaty, compact, ordinance, amendment, rule, regulation, Environmental Permit, directive, binding decision, decree, judgment, order, common law requirement, or the like in effect now or in the future relating to the environment, natural resources, wildlife or human health matters, and (B) any private agreement, contract or undertaking of Seller or Buyer to the extent such private agreement, contract or undertaking relates directly or indirectly to, or imposes liabilities, duties or obligations in connection with human health excluding occupational health, natural resources, wildlife or the environment.

          "Environmental Work" means any investigation, site monitoring, medical
           ------------------
monitoring, containment, cleanup, removal, abatement, assessment, remediation, response, closure, post-closure care, restoration or other work of any kind or nature relating to the avoidance or mitigation of the adverse effects of Environmental Materials on human health excluding occupational health, natural resources, wildlife, or the environment.

          "ERISA"  means the Employee Retirement Income Security Act of 1974, as
           -----
amended.

          "ERISA  Affiliate"  means  any  corporation,  trade  or  business  the
           ----------------
employees of which, together with the employees of Seller, are required to be treated as employed by a single employer under the provisions of ERISA or
Section  414  of  the  Code.

          "Excluded  Assets"  shall  have  the meaning set forth in Section 1.2.
           ----------------

          "Excluded  Contracts"  means the contracts and agreements disclosed on
           -------------------
Schedule  1.2.7.

               "Final  Settlement  Statement"  means  a  balance sheet as of the
                ----------------------------
Closing Date prepared after the Closing on a basis consistent with the methods used to prepare the Financial Statements, and a statement setting forth the amount of, and the method of calculation of, the Purchase Price (including a definitive calculation of the Net Worth Adjustment).

          "Financial  Statements" shall have the meaning set forth in Subsection
           ---------------------
3.1.14.

          "GAAP"  means  generally  accepted  accounting principles consistently
           ----
applied.

          "Government  Authority" means any international, national, provincial,
           ---------------------
regional, Indian, federal, state, municipal or local executive, legislative, judicial, regulatory or administrative agency, department, commission, board, bureau or other governmental or quasi-governmental authority or instrumentality.

          "Indemnified  Party" shall have the meaning given that term in Section
           ------------------
10.3.

          "Indemnifying Party" shall have the meaning given that term in Section
           ------------------
10.3.

          "Intellectual  Property"  ,  as set forth in Schedule 1.1.8, means (a)
           ----------------------
all inventions whether patentable or unpatentable (whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, re-examinations and foreign counterparts thereof; (b) all Marks, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations, foreign counterparts and renewals in connection therewith; (c) all copyrightable works, drawings and designs, all copyrights and all applications, registrations and renewals in connection therewith; (d) trade secrets and proprietary information; (e) all intellectual property rights in all computer software (including data and related documentation); (f) all other proprietary rights of a similar nature; and (g) all intellectual property rights in all copies and tangible embodiments thereof (in whatever form or medium) related primarily to the Business.

          "Inventory"  means  the  inventory  of  raw  materials,  ingredients,
           ---------
packaging, supplies, spare parts, consumable inventory and products, work in progress and finished goods related primarily to the Business.

          "Marks"  means  all logos, marks, trademarks, trademark registrations,
           -----
trade names, product marks, service marks and other commercial symbols, registered or unregistered, held or registered in the name of Seller on, or at any time prior to, the Closing Date.

          "Material Adverse Effect" means any change or effect that individually
           -----------------------
or in the aggregate is materially adverse to the Business as presently conducted by Seller, taken as a whole, or the transactions contemplated by this Agreement, taken as a whole.

          "Material  Contracts"  shall have the meaning ascribed to that term in
           -------------------
Subsection  3.1.6(A).

          "Net  Worth  Adjustment"  means the United States dollar amount (which
           ----------------------
may be either a positive or a negative number) equal to (a) net worth of the Business as of the Closing Date minus (b) the net worth of the Business as reflected on the June 30, 2000 balance sheet of the Financial Statements being $31,338,471.00, which was calculated as $39,641,410.00 of Stockholders Equity less $8,302,939.00 of due from Parent.

          "Patents"  means  all  United  States  registered  patents  and patent
          ---------
applications held or registered in the name of Seller on the Closing Date, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and foreign counterparts thereof.

          "Permit" means any permit, license, franchise, consent, certificate of
           ------
financial responsibility or other authorization or approval of or by any Government Authority, and shall include without limitation any Environmental Permit.

          "Permitted  Encumbrances"  means
           -----------------------

          (a)  the matters disclosed on Schedule 3.1.18;
          (b) rights reserved to, or vested in, or any obligations or duties to any Government Authority;
          (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property;
          (d) liens for current taxes or other governmental charges due or not yet due and payable or the amount or validity of which is being contested;
          (e) mechanics, carriers, workers, repairers and similar liens arising or incurred in the ordinary course of business of the Company, including without limitation, liens arising pursuant to lease agreements, for amounts which are not delinquent and which could not, individually or in the aggregate, have a material adverse effect upon the Company;
          (f) those liens and encumbrances disclosed in the Financial Statements and the notes thereto; and
          (g) covenants, conditions, restrictions, easements and other matters of record affecting title to the Real Property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such Real Property and as properly filed of record.

          "Person"  means  any  individual,  corporation,  partnership,  limited
           ------
liability  company,  Government  Authority  or  other  entity.

          "Pre-Closing  Environmental  Liabilities"  means  Environmental
           ---------------------------------------
Liabilities relating to or resulting from acts or omissions occurring, or conditions created or existing, or arising out of the Business or the Real Property, prior to the Closing Date.

          "Property  Acquisition  Agreements"  means the agreements under, by or
           ---------------------------------
pursuant to which Seller acquired any or all of its interest in any of the Assets including without limitation assignments, assignment agreements, exchange agreements, purchase agreements and settlement agreements.

          "Purchase  Price"  means  an  amount  equal to TWENTY NINE MILLION AND
           ---------------
NO/100 DOLLARS ($29,000,000.00) and the amount of the retained Assumed Liabilities.

          "Real  Property" means, collectively, the approximately 25 acres, more
           --------------
or less, located at 500 Industrial Boulevard, Sugar Land, Texas 77478, together with all buildings, improvements and fixtures, including trade fixtures, located thereon.

          "Records"  means  originals  of Seller's records primarily relating to
           -------
the Assets or the Business, including property files, lease files, contract files, environmental files, health and safety files, Permit files, abstracts and title opinions, or policies, production records, customer data, pricing data, tax records, insurance and related records, personnel records, transportation records, manufacturing records, surveys and maps. Notwithstanding the preceding sentence, "Records" does not include (i) documents and information subject to any attorney-client privilege or work product privilege held by Seller and/or its attorneys (unless the Record in question materially relates to the Assets or to a liability which is an Assumed Liability), (ii) documents and information relating to the negotiation of this Agreement or the transactions contemplated hereby, (iii) documents and information which Seller may not disclose or provide to Buyer due to a binding obligation to one or more other Persons, other than members of the Seller, to treat such documents or information as confidential (unless Buyer agrees to be bound by such obligations, in which event Seller shall make a good faith effort to obtain permission to disclose such documents or information to Buyer); (iv) documents and information relating primarily to the Excluded Assets; or (v) personnel records which Seller is required by law to maintain as confidential. To the extent Seller does not disclose under the foregoing clause (iii), Seller shall provide a log of such documents and information to Buyer.

          "Seller  Benefit  Plan"  means  any Seller Fringe Benefit Plan, Seller
           ---------------------
Pension  Plan  or  Seller  Welfare  Benefit  Plan.

          "Seller  Fringe  Benefit  Plan"  means  any  written  plan  or  policy
           -----------------------------
providing for "fringe benefits" maintained by Seller as of the date hereof in connection with the Business (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar program), and any other deferred compensation, bonus, stock option, employee stock purchase, severance, group insurance, disability, unemployment, supplemental unemployment, layoff, consulting or stock, appreciation rights plan, and any other similar written plan, policy, arrangement, commitment or understanding other than Seller Pension Plans and Seller Welfare Benefit Plans.

          "Seller  Pension  Plan"  means any "employee pension benefit plan," as
           ---------------------
defined in Section 3(2) of ERISA, ever maintained or contributed to (or required to be maintained or contributed to) by the Seller or any ERISA Affiliate that cover Employees who are employed by Seller as of the date hereof.

          "Seller  Welfare  Benefit  Plan"  means  any "employee welfare benefit
           ------------------------------
plan," as defined in Section 3(l) of ERISA that the Seller or any ERISA Affiliate maintains, contributes to or is required to maintain or contribute to on behalf of any Employee who is employed by Seller as of the date hereof.

          "State"  means  the  State  of  Texas.
           -----

          "Supplemental  Disclosure"  means  any  written  notice from Seller to
           ------------------------
Buyer  required  by  Section  4.5.

          "Transferred  Employees"  means  Employees  to  whom Buyer has made an
           ----------------------
offer of employment pursuant to Section 11.1 and by whom such offer has been accepted.

          "Wiring  Instructions"  means  the wiring instructions for the Closing
           --------------------
Payment which Seller delivers to Buyer at least three business days prior to Closing.

ARTICLE  1.  PURCHASE  AND  SALE

     1.1     Assets.  Subject  to  the other terms and conditions hereof, Seller
             ------
agrees to sell transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase, accept and receive on and as of the Closing Date, subject to the terms and provisions herein contained, all of Seller's right, title and interest in and to, to the extent transferable, the properties, assets, interests and rights (including contract rights) of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily relating to or used or held for use in connection with the Business (collectively, the "Assets"), including without limitation:

          1.1.1     the  Real  Property;

          1.1.2     the  Assumed  Contracts;

          1.1.3 all materials, supplies, spare parts, Inventory, furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, personal computers, improvements and other tangible personal property and fixtures which relate primarily to the Assets;

          1.1.4     the  Records;

          1.1.5 all Permits relating primarily to the Assets or the Business;

          1.1.6 all personal property leases for personal property relating primarily to the Assets or the Business;

          1.1.7 all assets included in the net worth of the Business as reflected on the Final Settlement Statement;

          1.1.8 all Intellectual Property described on Schedule 1.1.8, including without limitation, the ownership of and all rights to use of the name of Baylor;

          1.1.9 all customer, prospect and marketing lists relating primarily to the Business;

          1.1.10. all of Elmagco, Inc.'s interests in any joint ventures, partnerships or affiliated companies, including without limitation Seller's ownership in Schottel, Inc., a partnership with Schottel-Werft Josef Becker GmBH & Co. KG;

          1.1.11.   all of the stock in Baylor Company, a Texas corporation.

     1.2     Excluded Assets.  Notwithstanding anything in this Agreement to the
             ---------------
contrary, the following properties, assets, rights and interests (collectively, the "Excluded Assets") shall be excluded from the Assets to be sold and transferred to Buyer hereunder:

          1.2.1 all of Seller's right, title and interest in and to the properties, assets, interests and rights (including contract rights) of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, accrued, contingent or otherwise not primarily relating to or used or held for use in connection with the Business and those properties, assets, rights and interests of Seller described on Schedule 1.2;

          1.2.2 properties, assets, rights and interests sold or otherwise disposed of by Seller in the ordinary course of the Business to the extent not prohibited hereunder;

          1.2.3 to the extent not prepaid, policies or contracts of insurance and surety bonds and similar assurances of financial responsibility;

          1.2.4 minutes, capital stock ledgers and similar corporate records and instruments of Seller;

          1.2.5 general ledgers and original books of entry subsidiary thereto, tax returns, checks, vouchers and bank statements and supporting papers of Seller for each of the foregoing;

          1.2.6 all intercompany accounts between any of Elmagco, Inc or the Baylor Companies and/or its Parent corporation;

          1.2.7     the  Excluded  Contracts  set  forth on Schedule 1.2.7; and

          1.2.8     the  Seller  Benefit  Plans and all assets related thereto.

ARTICLE  2.  PURCHASE  PRICE

     2.1     Consideration.  In  consideration  for  the  transfer  by Seller to
             -------------
Buyer of the Assets, Buyer shall pay the Purchase Price to Seller at the time and in the manner set forth herein. Notwithstanding the forgoing, to the extent the Seller Parties elect to retain the obligation to satisfy and discharge any of the Assumed Liabilities set forth on Schedule 2.1 hereto, the cash portion of the Purchase Price shall be increased by the face amount of such retained Assumed Liabilities.

     2.2     Closing  Payment.  At the Closing, Buyer shall pay and deliver the
             ----------------
Purchase Price to Seller, by wire transfer of immediately available funds denominated in United States Dollars in accordance with the Wiring Instructions.

ARTICLE  3.  REPRESENTATIONS  AND  WARRANTIES

     3.1     Representations  and  Warranties  of  Seller.  Subject  to  the
             --------------------------------------------
limitations and waivers set forth in Section 3.3 below, the Seller Parties hereby represent and warrant to Buyer as follows:

          3.1.1     Organization  and Good Standing.  Each of the Seller Parties
                    -------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease the properties and assets it owns and leases related to the Business and to carry on the Business as such business is presently conducted. Seller is duly licensed or qualified to do business in the State and all other jurisdictions in which the character of the Assets or the nature of the Business requires it to be so licensed or qualified except where a failure to have such license or qualification would not have a material adverse effect upon the operation of the Assets or the Business as presently conducted by Seller.

          3.1.2     Corporate  Authority;  Authorization  of Agreement.  Each of
                    --------------------------------------------------
the Seller Parties has all corporate requisite power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by Seller Parties at Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and such documents. Seller Parties have taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided for herein to be executed and delivered by Seller Parties at Closing, the performance of all the terms and conditions hereof and thereof to be performed by Seller Parties and the consummation of the transactions contemplated hereby and thereby. No other act or proceeding on the part of the Seller Parties is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby. This Agreement constitutes (and the documents provided for herein to be executed and delivered by the Seller Parties at Closing will, when executed and delivered, constitute) the legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their terms, except as may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

          3.1.3     No  Violation.  Except  as  disclosed on Schedule 3.1.3, the
                    -------------
execution and delivery by Seller of this Agreement and the documents provided for herein, the consummation by the Seller Parties of the transactions contemplated hereby and thereby and the compliance by Seller with the terms hereof and thereof, do not and will not, (i) violate, or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default) or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions of the articles of incorporation, bylaws, limited liability company operating agreement or similar charter documents of the Seller Parties, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any Government Authority applicable to the Seller Parties or the Assets.

     3.1.4     Actions  and Proceedings.  Except as disclosed on Schedule 3.1.4:
               ------------------------

               (A) there is no action, suit, proceeding or investigation pending against Seller Parties which has been served on the Seller Parties, or to the best of Seller Parties' knowledge, threatened against Seller Parties involving or affecting the Business or any Assets material to the Business and seeking (individually, or with respect to Claims which arise out of the same facts and circumstances, in the aggregate), (i) compensation in a specified amount in excess of $50,000; (ii) compensation in an unspecified amount that could as of the date hereof reasonably be expected to exceed $50,000; (iii) injunctive relief except for such injunctive relief that if granted would not be material to the Business as presently conducted by Seller or to any Assets material to the Business.

               (B) there are no decrees, injunctions, liens or orders of any Governmental Authority outstanding against Seller relating to or affecting the Business or any Assets material to the Business that would have a Material Adverse Effect upon the Business as presently conducted.

               (C) there is no action, suit, proceeding or investigation pending against Seller which has been served on Seller by which any Person seeks to restrain, prohibit or enjoin the performance by Seller of the transactions contemplated hereby.

               (D) there is no action, suit or proceeding pending against Seller which has been served on Seller or, to the knowledge of the Seller Parties, which has been threatened against Seller, by which any Person seeks to take by eminent domain or condemnation any material portion of any of the Real Property.

          3.1.5     Brokers.  No  person  acting on behalf of Seller Parties has
                    -------
any valid claim against Buyer or the Assets for any brokers or finder's fee or similar compensation in connection with the transactions contemplated hereby. Seller Parties shall indemnify, defend and hold Buyer harmless from and against any and all Claims by any person alleging a right to a broker or finder's fee from or through Seller.

          3.1.6     Material  Contracts.
                    -------------------

               (A) Schedule 3.1.6(A) contains a true and complete listing of all Material Contracts. For the purposes hereof, "Material Contracts" means the following contracts or agreements to which Seller is a party and that relate primarily to the Assets or the Business; (i) any written contract or agreement obligating Seller to make capital expenditures which as of the date hereof are reasonably estimated by Seller to exceed $50,000 after the date hereof; (ii) any contract or agreement obligating Seller to pay, or entitling Seller to receive, an amount which as of the date hereof is reasonably estimated by Seller to exceed either (a) $50,000 in any 12 month period after the date hereof or (b) $50,000 in the aggregate over the remainder of current term of the contract or agreement; (iii) any loan of money by Seller to any Person for which the outstanding principal amount as of the date hereof exceeds $25,000 or any contract or agreement obligating Seller to make such a loan of money (provided, however, that sales by Seller to customers on payment or credit terms consistent with industry custom and practice shall not constitute a loan for these purposes); (iv) any guaranty by Seller of the obligation of any other Person in an amount which as of the date hereof is reasonably estimated by Seller to exceed $50,000; (v) any contract or agreement by which Seller has agreed not to compete with another Person in Business or by which another Person has agreed not to compete with Seller in the Business; (vi) any other contract or agreement that is material to the Business as presently conducted by Seller or to any Assets material to the Business; (vii) any contract or agreement by which Seller has been granted a license to use any of the Intellectual Property; (viii) any rights of first refusal, buy/sell, option or similar rights in favor of Persons other than Seller with respect to the Business or any Asset material to the Business; and (ix) any material amendment or modification to any of the foregoing.

               (B) Except as disclosed on Schedule 3.1.6(B), (i) all of the Material Contracts are valid and binding against Seller; and (ii) no defaults by Seller exist thereunder nor has any event occurred which, solely with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by Seller under any Material Contract, except where a default or termination of such Material Contract would not have a material adverse effect upon the operation of the Assets or the Business as presently conducted by Seller. To the knowledge of the Seller Parties, except as disclosed on Schedule 3.1.6(B), (i) all of the Material Contracts are valid and binding against the other parties thereto (or their successors in interest); (ii) no defaults by the other parties thereto (or their successors in interest) exist thereunder nor has any event occurred which, solely with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by such other parties (or their successors in interest) under any Material Contract, except where a default or termination of such Material Contract would not have a Material Adverse Effect upon the Business as presently conducted by Seller or any Assets material to the Business; and (iii) execution of this Agreement and the consummation of the transactions contemplated herein shall not constitute a default under, or result in the termination of, any Material Contract, except where a default or termination of such Material Contract would not have a material adverse effect upon the Business as presently conducted by Seller or any Assets material to the Business. For the purposes of the foregoing, the matters set forth on Schedule 3.1.4 shall be deemed incorporated by reference as if such matters were set forth in full on Schedule 3.1.6(B).

               (C) Except as disclosed on Schedule 3.1.6(C), no consents or approvals are required in connection with the assignment by Seller to Buyer of Seller's rights and obligations under the Material Contracts, no violations would occur under the Material Contracts in connection with or as a result of the transfer from Seller to Buyer of the Business and Assets, no consents or approvals are required in the Business as presently conducted by Seller and no violations would occur under the Material Contracts in connection with the assignment by Seller to Buyer of Seller's rights and obligations under the Material Contracts, except where failing to obtain such consent or such approval would not have a Material Adverse Effect upon the Business and Assets.

          3.1.7     Business  and  Assets.  There  exist  no  agreements  or
                    ---------------------
arrangements for the sale by Seller of the Business (including, without limitation, calls on or other rights in favor of Persons other than Seller to purchase such Business and Assets whether or not the same are currently being exercised).

          3.1.8     Permits.
                    -------

               (A) Schedule 3.1.8 contains a true and complete listing of all Permits that Seller holds or for which Seller has applied.

               (B) Except as disclosed on Schedule 3.1.8, (i) to the knowledge of the Seller Parties, Seller holds, or has applied for, or is in the process of applying for, all Permits material to the ownership and operation of the Business as presently conducted by Seller and to the Assets which are material to the Business; (ii) all such Permits held by Seller are in full force and effect, and to the knowledge of the Seller Parties, all applications for such Permits are complete; and (iii) Seller is in compliance in all material respects with such Permits. For the purposes of the foregoing, the matters set forth on Schedule 3.1.4 and
     Schedule 3.1.9 shall be deemed incorporated by this reference as if such matters were set forth on Schedule 3.1.8 in full.

          3.1.9     Compliance  with  Laws.  Except  as  disclosed  on  Schedule
                    ----------------------
3.1.9, Seller is in compliance in all material respects with all Permits, judgments, orders, decrees, injunctions, statutes, rules, regulations, and other legal or administrative requirements of all Government Authorities having jurisdiction over the operation of the Assets and/or the Business, except where non-compliance would not have a material adverse effect upon the Business as presently conducted by Seller or any Assets material to the Business. Except as set forth in Schedule 3.1.9, Seller has not received any written notice of a material violation of any such Permit, judgment, order, decree, injunction, statute, rule, regulation or other legal or administrative requirement from any Government Authority having jurisdiction other than violations which, to the best of Seller's knowledge, have been cured or remedied to such Government Authority's satisfaction. For the purposes of the foregoing, the matters set forth on Schedule 3.1.3, Schedule 3.1.4, Schedule 3.1.8, Schedule 3.1.10,
Schedule 3.1.12, Schedule 3.1.14 and Schedule 3.1.20(A) shall be deemed incorporated by this reference as if such matters were set forth on Schedule
3.1.9  in  full.

     3.1.10     Labor  and  Employment  Matters.
                -------------------------------

               (A) Seller is providing, on Schedule 3.1.10, a true and complete listing, to the best of Seller's knowledge and belief, upon due inquiry, of all Employees as of the date thereof, including approximate date of hire, title or grade as of the date thereof, salary or rate of compensation as of the date thereof, exempt or non-exempt status, and active or leave status. Except for any agreements disclosed on Schedule
     3.1.10 and any Seller Benefit Plan, none of the Employees is a party to any written employment contract, agreement or commitment, termination or severance agreement or similar contract or agreement, and the employment of all such Employees is terminable at will (subject, however, to applicable laws governing the termination of employees generally).

               (B) There are no collective bargaining agreements or other similar agreements with respect to Employees, and no Employees are represented by any labor organization or collective bargaining representative. Except as disclosed on Schedule 3.1.10, Seller is in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, practices, wages, benefits and hours.

               (C) Except as disclosed on Schedule 3.1.10, to the knowledge of the Seller Parties, there is not currently underway any organized effort to unionize Employees who are employed by Seller as of the date hereof and there are no union certification or representation issues pending before any Government Authority.

          3.1.11     Intellectual  Property.  The  Patents set forth on Schedule
                     ----------------------
1.1.8 hereto constitute all of the patents owned by or licensed to Seller, and used by Seller in the Business that are material to the operation of the Business as currently conducted by Seller. The Marks set forth on Schedule
1.1.8 hereto constitute all of the Marks owned by Seller and used by Seller in the Business that are material to the operation of the Business as currently conducted by Seller. As configured and operating on the Closing Date, (i) the Business does not knowingly and unlawfully infringe upon or misappropriate the Intellectual Property of any other Person; and (ii) to the knowledge of the Seller Parties, the Intellectual Property is not being unlawfully infringed upon or misappropriated by any other Person. Except as disclosed on Schedule 3.1.11, Seller has the right to assign or license, as applicable, to Buyer its right, title and interest in the Intellectual Property. Notwithstanding anything in this Agreement to the contrary, Seller makes no representation to Buyer regarding ownership of, title to, the right to use, assign or license U.S.
Patent Registration No. 5,565,750. With respect to Intellectual Property of which Seller is licensee, Seller has the right to use such Intellectual Property as they are currently being used by Seller in the Business.

          3.1.12     No  Material  Adverse  Effect.  Except  as  disclosed  on
                     -----------------------------
Schedule 3.1.12, there has been no Material Adverse Effect since June 30, 2000. For the purposes of the foregoing, the matters set forth on Schedule 3.1.4 and
Schedule 3.1.9 shall be deemed incorporated by this reference as if such matters were set forth on Schedule 3.1.12 in full.

          3.1.13     Taxes.  Except  as set forth on Schedule 3.1.13, Seller has
                     -----
filed all material non-income tax returns that are required to be filed by Seller with respect to the Assets or the Business through the Closing Date, such returns are true, correct and complete in all material respects and were prepared in conformity with all applicable laws and regulations, and except as otherwise set forth in this Agreement, Seller shall have paid all taxes required to be reported on such returns which are due and are attributable to any taxable period or portion thereof that ends on or before the Closing Date.

          3.1.14     Financial  Statements.  Schedule  3.1.14  consists  of  the
                     ---------------------
audited financial statement and balance sheet of the Business as of and for the year ending December 31, 1999 and the unaudited financial statement and balance sheet of the Business as of and for the six (6) month period ending June 30, 2000, (collectively, the "Financial Statements"). Such Financial Statements fairly present in all material respects the financial condition and results of operations of the Business at the date and for the period indicated and have been prepared in accordance with GAAP. To the knowledge of the Seller Parties, the Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Seller, which to the knowledge of the Seller Parties, accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Seller with respect to the Business. To the knowledge of the Seller Parties, the Seller has no material Liabilities of or relating to the business of the Seller except for (i) Liabilities reflected on the Financial Statements, (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the latest Financial Statements, (iii) ordinary course obligations under the Material Contracts and under other agreements entered into by the Seller in the ordinary course of the Seller's business that are not included within the definition of Material Contracts.

          3.1.15.     Absence  of  Material Adverse Change.  Except as set forth
                      ------------------------------------
in Schedule3.1.12, since the latest Financial Statement date, except as specifically contemplated by this Agreement, there has not been, (a) any material adverse change in the condition (financial or otherwise), results of operations, assets or Liabilities of the Seller or with respect to the manner in which the Seller conducts its business or operations; (b) any payment or transfer of assets to or for the benefit of any stockholder of the Seller, other than compensation and expense reimbursements paid in the ordinary course of business, consistent with past practice; (c) any breach or default by the Seller or, to the knowledge of Sellers, any other party (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Contracts; (d) any change by the Seller in its accounting methods, principles or practices; (e) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Seller, except for annual merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (f) any theft, condemnation or eminent domain proceeding or any material damage, destruction or casualty loss affecting any asset used in the business of the Seller, whether or not covered by insurance; (g) any sale, assignment or transfer of any asset of the Seller, except sales of inventory in the ordinary course of business and consistent with past practices or any sales of obsolete equipment no longer used in the business of the Seller; (h) any waiver by the Sellers of any material rights related to the Business or the Assets; (i) any other transaction, agreement or commitment entered into by the Seller or affecting the Seller's business, operations or assets, except in the ordinary course of business and consistent with past practices or (j) any agreement or understanding to do or resulting in any of the foregoing.

          3.1.16  Receivables.    This  section  deleted  by  agreement.
                  -----------

          3.1.17  Seller Benefit Plans.  Except as disclosed on Schedule 3.1.17,
                  --------------------
neither the Seller nor any ERISA Affiliate contributes or has at any time within the six calendar year period preceding the Closing Date contributed or had an obligation to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA) on behalf of the Employees who are employed by Seller as of the date hereof which would give rise to any liability to Buyer.

          (B) Following the Closing, Buyer will have no liabilities under, resulting from, or relating to the Seller Benefit Plans and will have no obligation to continue or replace any of the Seller Benefit Plans, except as expressly provided in Article 11 below.

          (C)     The Seller's 401(k) plan is qualified under Code   401(a), and
     has been operated in compliance with all applicable laws and regulations and in accordance with the terms of the plan.

          3.1.18  Title  to  Assets.  Seller  has  good  title  and/or  a  valid
                  -----------------
ownership interest, or a valid leasehold interest, in each of the Assets free and clear of all liens, claims and encumbrances other than Permitted Encumbrances and as set forth on Schedule 3.1.18. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good title and/or a valid ownership interest, or a valid leasehold interest, in each of the Assets, free and clear of any liens or encumbrances, except for Permitted Encumbrances and liens and encumbrances created by or through Seller.

          3.1.19     Litigation.  No  injunction  or  order  has  been  issued
                     ----------
restraining or prohibiting, nor shall any law or decision have been rendered making unlawful, or which would substantially delay or make substantially more burdensome (1) any transaction contemplated by this Agreement, (2) Buyer's ownership or use of the Business or any Assets material to the Business, nor has any Governmental Authority filed an action or threatened to file an action seeking any of the foregoing.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Seller parties as follows:

          3.2.1     Organization  and  Good  Standing.  Buyer  is  a  limited
                    ---------------------------------
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease the properties and assets it owns and leases and to carry on its business as such business is presently conducted. Buyer is duly licensed or qualified to do business in the State and all other jurisdictions in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on Buyer, taken as a whole, or the transactions contemplated by this Agreement, taken as a whole.

          3.2.2     Corporate  Authority; Authorization of Agreement.  Buyer has
                    ------------------------------------------------
all requisite corporate power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by Buyer at Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and related documents. Buyer has taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided herein to be executed and delivered by Buyer at Closing, the performance of all the terms and conditions hereof and thereof to be performed by Buyer and the consummation of the transactions contemplated hereby and thereby. No other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby. This Agreement constitutes (and the documents provided for herein to be executed and delivered at the Closing by Buyer will, when executed and delivered, constitute) the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

          3.2.3     No  Violation.  The  execution and delivery by Buyer of this
                    -------------
Agreement and the documents provided herein to be executed and delivered by Buyer at Closing, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance by Buyer with the terms hereof and thereof, do not and will not (i) violate or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default), or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions of the articles of incorporation, bylaws or similar charter documents of Borrower or, (ii) any order, writ, injunction, decree, statute, rule or regulation of any Government Authority applicable to Buyer or to the Assets.

          3.2.4     Litigation.  There  is  no  action,  suit,  proceeding  or
                    ----------
investigation pending against Buyer or its affiliates which has been served on Buyer of its affiliates or, to the best of Buyer's knowledge, threatened against Buyer or its affiliates by which any Person seeks to restrain or enjoin the performance by Buyer of this Agreement.

          3.2.5     Brokers.  No  person acting on behalf of Buyer has any valid
                    -------
claim against Seller for any brokers or finder's fee or similar compensation in connection with the transactions contemplated hereby. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims by any person alleging a right to a broker or finder's fee from or through Buyer.

          3.2.6     No  Knowledge  of Breach by the Seller Parties. Buyer has no
                    ----------------------------------------------
knowledge of any Breach by Sellers of any of the representations and warranties of Sellers as set forth in Section 3.1 above.

          3.2.7     Financing.  Buyer  has,  and  at  the  Closing  will  have,
                    ---------
sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Purchase Price to the Seller at the Closing.

     3.3.     Waiver  of  Implied  Warranties
              -------------------------------

     (i) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF, ANY OTHER REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED. THE SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING BUT NOT LIMITED TO ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY THE SELLER PARTIES; AND (B) SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

     (ii) THE SELLER PARTIES EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES, (x) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY OR CONDITION OF THE ASSETS; (y) ANY IMPLIED WARRANTY OR REPRESENTATION, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES, OR CONDITION OF ANY OF THE ASSETS OR ANY PART THEREOF; AND (z) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

     (iii)THE ITEMS OF PERSONAL PROPERTY, INVENTORY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THIS AGREEMENT ARE TRANSFERRED, AND BUYER ACCEPTS SUCH ITEMS "AS IS, WHERE IS AND WITH ALL FAULTS."

     (iv) EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF THE SELLER PARTIES.

     (v)  THE SELLER  PARTIES  AND BUYER  ACKNOWLEDGE  THAT THE  WAIVERS IN THIS
          SECTION 3.3 ARE CONSPICUOUS, AND ARE CAPITALIZED IN NOTICEABLE TYPE.

ARTICLE  4.  DUE  DILIGENCE

     4.1     Access  to  Assets.  Upon  execution  of  this Agreement, and until
             ------------------
Closing, and as long as Buyer complies with Section 4.2, Buyer shall have the reasonable right to enter upon the Real Property and inspect the Assets located thereon and conduct such physical, topographical, geological, environmental, drainage, soil and engineering studies or inspections as Buyer may reasonably desire. Based upon the results of such studies or inspections, Buyer may, at its sole discretion, terminate this Agreement, and upon such termination Seller shall return to Buyer all down payments or earnest money. Buyer shall provide Seller reasonable prior notice of any access under this Article. All access, inspections and tests shall be non-destructive in nature and Seller shall be notified and shall have the right to approve the protocol of any such tests prior to commencement of the test. Any and all access and tests shall be done at the sole cost and expense of Buyer, who shall indemnify Seller for any and all claims arising directly from Buyer's tests.

     4.2     Access to Records.  Upon reasonable notice from Buyer, Seller shall
             -----------------
provide Buyer reasonable access during Seller's regular business hours to the Records. The disclosure of any privileged document or information to Buyer shall not constitute a waiver of the applicable privilege, and Buyer shall promptly following written request of Seller return to Seller all originals, copies and derivations of any such document or information unless such document or information primarily relates to the Assets or an Assumed Liability. Any and all access shall be done at the sole cost and expense of Buyer, who shall indemnify Seller for any and all claims arising from Buyer's activities.

     4.3     Access  to  Persons.  Seller  shall provide Buyer reasonable access
             -------------------
during Seller's regular business hours to Seller's employees, agents and representatives. Notwithstanding the foregoing, Buyer shall not contact any of Seller's employees, agents or representatives unless and until the parties shall have reasonably agreed (orally or in writing) upon the manner in which and terms pursuant to which such access shall be provided, including any agreements or understandings (orally or in writing) made prior to the date hereof. Any and all access shall be done at the sole cost, liability, risk and expense of Buyer.

     4.4     Other  Due  Diligence.  Prior  to  the  Closing, and subject to the
             ---------------------
terms and conditions of this Agreement, Buyer may conduct such other examination or investigation of public records relating to the Assets or third persons having knowledge of the Assets as Buyer may choose to conduct in its discretion.

     4.5     Supplemental  Disclosures.  From time to time prior to the Closing,
             -------------------------
the Seller will promptly deliver a Supplemental Disclosure with respect to any matter hereafter arising which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or listed in the Schedules hereto or which is necessary to complete or correct any information in the Schedules.Any matters set forth on the Supplemental Disclosurewhich are not cured or remedied by Seller prior to Closing or waived by Buyer, and any Claims relating thereto, shall survive Closing and shall be subject to Article 10 hereof. Any matters set forth on the Supplemental Disclosure shall be subject to the provisions of 4.6.

     4.6     Inaccuracies  of  Representations  and  Warranties.  Should  Buyer
             --------------------------------------------------
reasonably determine that any one or more of the representations and warranties of Seller Parties set forth in Section 3.1 are or would be untrue or misleading as of the Closing Date, then Buyer shall deliver written notice thereof to Seller Parties prior to the Closing Date. Thereafter, Seller Parties may make reasonable efforts to cure or remedy such inaccuracies or the effect on value of such inaccuracies to Buyer's reasonable satisfaction prior to the Closing Date. If Seller Parties do not cure or remove such inaccuracies, including without limitation any Supplemental Disclosures, or any other item Buyer was aware of, then Buyer may elect, by written notice, not to Close and to terminate all further obligations of the parties to each other (except for those obligations which survive pursuant to Subsection 10.2.1).

ARTICLE  5.  OPERATIONS

     5.1     Permits;  Environmental  Requirements.  Buyer  shall  be  solely
             -------------------------------------
responsible for compliance with Permits and Environmental Requirements (except to the extent such Permits and Environmental Requirements relate to Pre-Closing Environmental Liabilities, for which Seller shall remain financially responsible and liable) affecting the Business and the Assets after the Closing (whether or not Seller is the permit holder under such Permits).

ARTICLE  6.  PRE-CLOSING  COVENANTS

          6.1     Certain Covenants of Seller Pending Closing.  Between the date
                  -------------------------------------------
of  this  Agreement  and  the  Closing  Date:

          6.1.1     Conduct  of Business.  Except as expressly permitted by this
                    --------------------
Agreement  or  as  otherwise  approved  by  Buyer in writing, Seller shall have:

               (A) conducted the Business in substantially the same manner as heretofore conducted by Seller in all material respects;

               (B) used reasonable efforts to (i) maintain in effect all Permits material to the operation of the Assets which are material to the Business as presently operated by Seller; (ii) maintain the Assets material to the Business in their present operating condition and repair (normal wear and tear excepted); (iii) keep available the services of the Employees who are employed by Seller as of the date hereof (other than Employees who Buyer informs Seller will not be Transferred Employees, and Employees who resign or are terminated for cause); and (iv) maintain its relationships with customers, suppliers and others having business dealings with it;

               (C) made payments in respect of accounts payable and other obligations of the Business in a manner and at times consistent, in the aggregate, with prior practice;

               (D) performed in all material respects its obligations under the Material Contracts, and comply in all material respects with all applicable laws applicable to the Business;

               (E) not entered into or assume any contract or agreement which, if entered into or assumed prior to the date hereof, would be a Material Contract;

               (F) not granted (or committed to grant) any increase, other than periodic increases and bonuses consistent with past practices, in the compensation of any Employee or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such Employee, except as otherwise expressly provided in this Agreement or as otherwise disclosed by Seller to Buyer.

          6.1.2     Expenses.  Seller  shall  not  have  made any commitments to
                    --------
expend funds or otherwise incur any other obligations or liabilities in excess of $50,000 per such expense, in connection with the ownership or operation of the Assets, other than (i) expenses incurred in the normal operation of the Assets; (ii) commitments, obligations and liabilities which will be satisfied as of the Closing Date; (iii) expenses incurred to resolve emergency conditions,
(iv) as may be required pursuant to the terms of Permits; (v) expenses which Seller has reserved against on the financial statements referred to in Subsection 3.1.14; and (vi) expenses payable under or pursuant to the Material Contracts.

          6.1.3  Transfers.  Except  as  otherwise provided herein, Seller shall
                 ---------
not have sold, transferred or abandoned any portion of the Assets other than the sale, transfer or abandonment, in the ordinary course of conducting the Business, of Assets or having a per item fair market value of more than $50,000.

          6.1.4  Material  Contracts.  Seller  shall  not have amended, altered,
                 -------------------
modified,  waived  or  terminated  any  Material  Contract.

          6.1.5  Financial  Statements.  Seller  shall  provide to Buyer audited
                 ---------------------
financial statements of the Business (including balance sheets and statements of operations and cash flows) as of and for the year ending December 31, 1999, and unaudited financial statements of the Business for the six (6) month period ending June 30, 2000, prepared in accordance with GAAP. Seller shall promptly deliver copies thereof to Buyer upon receipt and/or preparation of such financial statements, but in no event later than the Closing Date.

          6.1.6     Transfer of Permits.  Seller shall reasonably cooperate with
                    -------------------
Buyer  with  regard  to  the  application  for  transfer  of  any  Permits.

          6.1.7     Closing  Conditions.  Seller  shall  make  reasonable  best
                    -------------------
efforts to satisfy all conditions necessary to Close and shall reasonably cooperate in good faith with Buyer in Buyer's efforts to Close.

ARTICLE  7.  TAXES;  PRORATIONS

     7.1     Payment  of Ad Valorem and Property Taxes.  To the extent that they
             -----------------------------------------
are accurately reflected on the June 30, 2000 balance sheet of the Financial Statements and have been accrued on a consistent basis since June 30, 2000 to the Closing Date, all ad valorem taxes, personal property taxes, special assessments, direct assessment, general assessments and similar obligations (and any refunds, credits and the like) for the appropriate periods shall be paid by Buyer notwithstanding the period of ownership of Seller or Buyer. Buyer shall file or cause to be filed all required reports and returns incident to such taxes, assessments and similar obligations which are due on or after Closing, and shall pay or cause to be paid to the taxing authorities all such taxes, assessments and similar obligations reflected on such reports or returns.

     7.2     Sales,  Use  and Transfer Taxes.  Buyer shall be liable for and pay
             -------------------------------
any stamp, deed, transfer, sales, use, excise, business, occupation, franchise or other similar taxes imposed in connection with the transfer of the Assets. Buyer shall be liable for and pay any conveyance, transfer and recording fees or taxes imposed in connection with the transfer of the Assets. Buyer shall be liable for and pay any penalties and interest which may accrue as a result of Buyer's failure to make timely payment.

ARTICLE  8.  CLOSING

     8.1     The  Closing.  The  Closing  shall  be  consummated  at  10:00 a.m.
             ------------
Central Standard Time on the Closing Date at the offices of Thompson, Knight, Brown, Parker & Leahy, LLP, 1200 Smith Street, Suite 3600, Houston, Texas 77002 or at such other place and hour as may be mutually agreed upon by Seller and Buyer. If either Seller or Buyer has not performed the conditions to Closing applicable to such party hereunder and the performance of such conditions have not been waived, in either case as of the Closing Date, then the party that has performed and stands ready to close shall have the one-time right (but not the obligation) to postpone the date of Closing to a business day no later than fifteen calendar days from the Closing Date.

     8.2     Events  at  Closing.  At  Closing:
             -------------------

          8.2.1     Seller  shall:

               (A) Execute, acknowledge and deliver to Buyer a Special Warranty Deed for the Real Property substantially similar to the form set forth in Exhibit B.

               (B)     Execute  and  deliver  to  Buyer  the  Bill  of  Sale.

               (C) Execute and deliver to Buyer one original affidavit or other certification (as permitted by such code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986, as amended (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and the regulations promulgated thereunder).

               (D) Execute and deliver to Buyer one original withholding exemption certificate for each state in which the Assets are located which has a law similar to Section 1445 of the Internal Revenue Code.

               (E) Transfer to Buyer (subject to the terms of applicable operating agreements and other provisions hereof) possession and control of all of the Assets effective as of the Closing Date.

               (F) Buyer shall have received an opinion of Seller's Counsel to the effect set forth in Subsections 3.1.1, 3.1.2, 3.1.3 (to the best of their knowledge), and 3.1.4 (to the best of their knowledge) and that the forms of conveyance documents are legally sufficient to convey to Buyer all of Seller's right, title and interest in the Assets, in form and in substance reasonably satisfactory to Buyer.

               (G) Seller shall have obtained all consents and approvals which are required in connection with transactions contemplated hereby, other than consents and approvals which Buyer and Seller reasonably agree are not material.

     8.2.2     Buyer  shall:

               (A)     Deliver  to  Seller  the  Purchase  Price less the Escrow
     Amount.

               (B) Buyer shall retain Five Hundred Thousand Dollars ($500,000.00) (the "Escrow Amount") until the earlier of the parties' agreement as to the Final Settlement Statement or January 1, 2001, at which time the Escrow Amount, plus interest accrued thereon at the "Escrow Rate" (as defined herein), shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller; provided, however, that Buyer shall not deliver any portion of the Escrow Amount which is the subject to either (x) an unpaid claim for indemnification under Article 10 of which Seller has been notified in writing prior to January 1, 2001 or (y) an unpaid claim for an adjustment to the Purchase Price (either type of claim being an "Escrow Claim"). The Escrow Rate shall be a rate of 5% per annum.

               (C) Seller shall have received an opinion letter of Buyer's in house General Counsel to the effect set forth in Subsection 3.2.1, Subsection 3.2.2, Subsection 3.2.3 (to the best of his knowledge and with respect to the Agreement), and Subsection 3.2.4 (to the best of his knowledge), in form and in substance reasonably satisfactory to Seller.

               (D) Buyer shall have obtained all consents and approvals which are required under the Permits listed on Schedule 3.1.8 in connection with the consummation of the transactions contemplated hereby and which Buyer and Seller reasonably agree are material and necessary prior to Closing. With respect to Permits listed on Schedule 3.1.8 for which consent or approval is not available and which Buyer and Seller reasonably agree are material, then Buyer shall have obtained a Permit in Buyer's name from the Government Authority issuing such Permit listed on Schedule 3.1.8.

               (E) Execute and deliver to Seller a counterpart to the Bill of Sale.

     8.2.3     Buyer  and  Seller  shall:

               (A) Execute and deliver assignments of the Patents and Marks on such forms as the United States Patent and Trademark Office requires for assignment of patents and/or trademarks or substantially in the form Assignments attached as Exhibits C and D.

               (B) Execute and deliver such other instruments and documents as may be reasonably necessary to consummate the transactions contemplated hereby.

     8.3     Effect  of  Closing.  Except  as  otherwise  provided  herein,  all
             -------------------
obligations of the parties wholly or partially to be performed after the Closing shall survive the Closing. Without limiting the generality of the foregoing, except as otherwise provided herein, all obligations of a party to indemnify another person contained herein shall survive the Closing.

ARTICLE  9.  POST-CLOSING  COVENANTS

     9.1.     Final  Settlement  Statement.  Buyer  shall  deliver  the  Final
              ----------------------------
Settlement Statement to Seller not later than 90 days after Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable Seller to determine the accuracy thereof. Within 30 calendar days of Seller's receipt of the Final Settlement Statement, Seller shall notify Buyer in writing whether Seller approves the Final Settlement Statement. If Seller approves the Final Settlement Statement, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Final Settlement Statement shall be as delivered to Seller. If Seller disapproves the Final Settlement Statement, then the parties shall use their reasonable best efforts to agree upon the amounts to be set forth in the Final Settlement Statement, and the Final Settlement Statement shall be amended accordingly. If Seller and Buyer cannot agree upon the amounts to be set forth in the Final Settlement Statement, then the accounting firm of Deloitte & Touche, LLP, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall use reasonable best efforts to designate and retain another mutually acceptable internationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section. If the parties cannot agree upon the individual at any such accounting firm who will be primarily responsible to act as arbitrator, then either party may request the appointment of such individual by the managing partner thereof. If Deloitte & Touche, LLP, or its successor, is unwilling or unable to serve and if the parties are unable to jointly designate and retain another mutually acceptable accounting firm as the sole arbitrator, then Seller or Buyer, may in writing request that the American Arbitration Association designate an accounting or accounting firm to serve as sole arbitrator. The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by Seller and Buyer. Within 5 business days after the Final Settlement Statement has been agreed upon or disagreements resolved, Buyer or Seller, as the case may be, shall promptly make a payment by wire transfer of immediately available funds to the other party in an amount equal to the difference between the Purchase Price as set forth herein and the Purchase Price as set forth on the Final Settlement Statement, together with interest at the rate of 5% per annum for the period from and including the Closing Date through and including the date of payment. Buyer shall, to the extent it is not directly paid by Seller, be entitled after the amount of the difference in Purchase Price, if any, is finally determined to deduct such difference as reflected on the Final Settlement Statement from the Escrow Amount.

     9.2.     Accounts  Receivable.
              ---------------------

     All accounts receivable, notes receivable and other monies due and owing to the Baylor Companies (the "Receivables") shall be correctly set forth and reflected on the Final Settlement Statement. To the Seller's knowledge, the Receivables are collectible net of reserves without set-off, within 120 days of the date it first becomes due and payable. Buyer shall use commercially reasonable efforts, consistent with its past practices to collect the Receivables. Any Receivables remaining uncollected by Buyer after 120 days from the Closing Date shall be repurchased by Seller under an AS IS Bill of Sale and Assignment substantially similar to Exhibit A for the full value of such uncollected Receivables less the reserve for doubtful accounts reflected on the Business' balance sheet as of the Date of Closing. Buyer shall, no later than 120 days from the Closing Date, tender to Seller the value of any excess reserve for doubtful accounts for the Receivables. This section shall be Buyer's sole remedy with respect to the Receivables.

     9.3.     Books  and  Records.
              --------------------

     (A) Prior to the Closing, Seller may make and retain duplicates of the documents referred to in Sub-Section 1.2.5 above (for purposes of this Section, "1.2.5 Data"). Seller may remove the 1.2.5 Data at any time after the date hereof, so long as Seller maintains the 1.2.5 Data in Houston, Texas where they are reasonably accessible to Buyer.

     (B) For a period of five (5) years after the Closing Date, or for any longer periods required by any Assumed Liability, any Environmental Liabilities or any Government Authority or prudent in connection with ongoing litigation, Buyer shall retain the Records in its possession and shall make such Records available to Seller for inspection and copying upon reasonable notice at Buyer's offices, at reasonable times and during regular office hours. Buyer shall maintain those Records in its possession which contain non-public proprietary or trade secret information strictly confidential and shall not disclose any such Records to any person or Government Authority, unless such disclosure is required by applicable law, rule or regulation. Seller shall use its reasonable best efforts to obtain consents, waivers or releases from third parties necessary to enable Seller to transfer to Buyer at Closing all records subject to confidentiality obligations. Seller shall retain the documents referred to in Sub-Section 1.2.5 in its possession and shall make such documents available to the Buyer for inspection and copying upon reasonable notice at Seller's offices at reasonable times and during regular business hours until such time as the Final Settlement Statement has been agreed upon or disagreements with respect thereto have been resolved pursuant to Sub-Section 12.1.

     9.4     Public  Announcements.  No  party  hereto  shall  make  any  public
             ---------------------
announcement or statement with respect to this Agreement nor the transactions contemplated hereby without the prior written consent of the other to the form, content and timing of such announcement or statement. However, any party may make such announcement or statement upon (a) receiving advice of its counsel that the making of such public announcement or statement, and the specific form, content and timing thereof, is required by applicable law, rule or regulation; and (b) giving as much prior notice to the other party regarding the form, content and timing as is reasonably practicable under the circumstances.

     9.5     Restrictions  on  Sale of Assets.  No sale or other transfer of any
             --------------------------------
interest in any of the Assets at any time after the Closing Date shall relieve a party to this Agreement (or any successor by merger) of any of its obligations hereunder (including without limitation all obligations regarding Environmental Liability) with respect to any such Assets or interest therein.

     9.6     Non-Competition.
             ----------------

          9.6.1     Scope.  From  the Closing Date through the third anniversary
                    -----
of the Closing Date, Seller Parties shall neither, directly or indirectly (i) acquire a controlling interest in any entity that is in the Business, nor (ii) except as provided in Section 11.1, solicit for employment any individual who is an employee of the Buyer at such time or was an employee of the Buyer during the year prior to such time.

     9.6.2     Enforcement.
               -----------

               (A) Seller Parties acknowledge that their obligations under this Section are a material inducement to Buyer's execution and performance of this Agreement and that the restrictions contained in this Section are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

               (B) If the provisions of this Section are found by a court of competent jurisdiction to contain unreasonable limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform, such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

               (C) Seller Parties acknowledge that Buyer would be irreparably harmed by any violation of its obligations under this Section and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to seek injunctive and other equitable relief to prevent or enjoin any such violation.

     9.7     Pending  and  Threatened  Litigation.
             -------------------------------------

          9.7.1     Litigation.  From and after the Closing Date, Seller Parties
                    ----------
shall be solely responsible for, and shall indemnify, defend and hold Buyer harmless from and against, the costs of defense and/or prosecution of the proceeding identified on Schedule 3.1.4.

          9.7.2     Other  Litigation.  Except  to the extent otherwise provided
                    -----------------
in Subsection 9.5.1, Seller Parties shall be solely responsible for, and shall indemnify, defend and hold Buyer harmless from and against, the costs of defense and/or prosecution of all other actions and proceedings with respect to conduct or sales of goods in connection with the Business occurring prior to the Closing including any actions and proceedings pending at or threatened in writing prior to the Closing, and the payment of any judgments or settlements with respect to such actions and proceedings. Buyer shall, at no out-of-pocket cost to Buyer, reasonably cooperate with Seller Parties in connection with Seller Parties' pursuit or defense of any such action or proceeding, and any preparation or investigation relating thereto. Without limiting the generality of the foregoing, Buyer shall reasonably make available to Seller Parties for interview, deposition and testimony those Transferred Employees then in Buyer's employ having knowledge relating to such action, proceeding, preparation or investigation and shall reasonably make available Records relating thereto.

     9.8     Cooperation  Regarding  Permits.  Seller shall reasonably cooperate
             -------------------------------
with Buyer in providing information required by Buyer to obtain or transfer Permits necessary for conducting operations and business.

     9.9.     Warranty  Work.  Buyer  shall  perform  all  service,  repair,
              --------------
replacement and similar work required under the Seller's written warranties for services provided and products sold by the Business prior to the Closing Date ("WARRANTY WORK"), in a workman-like manner and consistent with the Buyer's practices. Prior to commencing any such Warranty Work reasonably estimated to cost more than $5,000.00, Buyer shall notify the Seller in writing of such Warranty Work claim, providing in reasonable detail the then known the contractual basis therefor, the scope of the Warranty Work proposed to be performed and the estimated expense, if possible, to be incurred in connection therewith. Upon receipt of notice of a claim for Warranty Work, the Seller shall promptly, but in no more than two (2) business days, advise Buyer in writing of any objections the Seller may have that the proposed scope of Warranty Work exceeds that required under the Seller's pre-closing written warranty requirements, specifying the basis therefor, and the parties shall thereafter attempt to negotiate, diligently and in good faith, a mutually satisfactory resolution to any matters in dispute. Buyer may proceed with the Warranty Work upon the earlier to occur of (i) three (3) business days after the Seller's receipt of notice of the claim for Warranty Work, if Buyer has not received prior notification of the Seller's objections thereto or (ii) the parties' resolution of all disputed matters with respect to such claim. The Buyer shall not make a claim for reimbursement by Seller until it has utilized the warranty reserve as reflected on the Final Settlement Statement and then any such claim shall be subject to Section 10.4.1. Seller shall reimburse Buyer for any such Warranty Work in an amount equal to Buyer's standard costs.

     9.10     Seller Employee Plans.  To the extent permissible under applicable
              ---------------------
law, Seller shall cause an amount equal to any remaining balance held in Seller's Medical Care Reimbursement Plan and Dependent Care Assistance Plan to be transferred to the Buyer and Buyer shall use such amount for the benefit of all Transferred Employees.

ARTICLE  10.  INDEMNIFICATION;  SURVIVAL

     10.1     Certain  Agreements  and Acknowledgements.  The provisions of this
              -----------------------------------------
Article 10 are the result of mutual compromise and an allocation of risk with respect to the subject matter hereof. The provisions of this Article 10 have been given individual weight by the parties in connection with entering into this Agreement and the setting of the Purchase Price. Buyer and Seller Parties intend that the allocations of risk and responsibility contained in this Article 10 are mutually intended by them to be given full effect and that the rights and remedies contained in this Article 10 are exclusive of all other statutory and common law rights and remedies with respect to the subject matter of this
Article  10.

     10.2     Indemnification.
              ----------------

          10.2.1     Seller's  Indemnification.  From  the  period  after  the
                     -------------------------
Closing Date until September 1, 2001, Seller Parties shall defend, indemnify and hold Buyer harmless from and against (a) any and all Claims (whether third-party or otherwise), arising out of, resulting from or relating to (i) the ownership and/or operation of the Assets or the Business by any Person before the Closing Date, except the Assumed Liabilities; (ii) any misrepresentation or inaccuracy of any representation or warranty made by Seller Parties in this Agreement;
(iii) any other liability or obligation expressly retained by Seller Parties under this Agreement; and (iv) the breach of, or failure to perform or satisfy, any of the covenants of Seller Parties set forth in this Agreement. Provided however, Seller Parties' indemnification of Buyer from and against any and all Claims arising out of, resulting from or relating to Pre-Closing Environmental Liabilities shall continue until September 1, 2002. Seller Parties shall defend Buyer from and against any allegation made by a third party that, if true, would constitute a misrepresentation or inaccuracy of any representation or warranty made by Seller Parties in this Agreement.

          10.2.2     Buyer's Indemnification.  From the period after the Closing
                     -----------------------
Date until the September 1, 2001, Buyer shall defend, indemnify and hold Seller Parties harmless from and against (a) any and all Claims (whether third-party or otherwise), arising out of, resulting from or relating to (i) the ownership and/or operation of the Assets or the Business by any Person after the Closing Date including without limitation the Assumed Liabilities; (ii) any misrepresentation or inaccuracy of any representation or warranty made by Buyer in this Agreement; (iii) any other liability or obligation expressly retained by Buyer under this Agreement; and (iv) the breach of, or failure to perform or satisfy, any of the covenants of Buyer set forth in this Agreement. Buyer shall defend Seller from and against any allegation by a third party that, if true, would constitute a misrepresentation or inaccuracy of any representation or warranty made by Buyer in this Agreement. Provided however, Buyer shall indemnify the Seller Parties, until September 1, 2002, from and against any and all Claims arising out of, resulting from or relating to Environmental
Liabilities which arise from the Business or Real Property from or after the Closing Date.

     10.3     Claims Procedure.  Promptly upon discovery of a Claim with respect
              ----------------
to which the party giving notice believes it may be entitled to indemnity or defense, Seller Parties or Buyer, as may be the case, shall give prompt written notice to the other thereof. The party giving notice of a Claim shall be referred to as the "Indemnified Party" and the party receiving notice of a Claim shall be referred to as the "Indemnifying Party." In the event that the Indemnified Party gives notice of a Claim to the Indemnifying Party, such notice shall set forth the facts known to the Indemnified Party pertaining to the Claim and shall specify the manner in which the Indemnified Party proposes to respond to the Claim. Within ten days of receipt of such notice, the Indemnifying Party shall commence the investigation of the Claim specified in such notice and shall complete such investigation within thirty (30) days of Indemnifying Party's receipt of such notice. Within ten (10) days of the completion of the investigation, the Indemnifying Party shall state in writing: (i) whether the Indemnified Party may proceed to respond to the Claim in the manner set forth in its notice and (ii) whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense or settlement of the Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party does elect to assume responsibility and such control, (i) its defense against the Claim shall be conducted by the Indemnifying Party and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Party to the extent required hereunder and (ii) the Indemnifying Party and its counsel shall keep the Indemnified Party fully advised as to its conduct of such defense. If the Indemnifying Party shall undertake at any time to compromise any such Claim, it shall promptly notify the Indemnified Party of its intention to do so and shall obtain the Indemnified Party's prior written consent to any final compromise or settlement, which consent shall not be unreasonably withheld. If the Indemnifying Party should fail to defend against any such Claim to the extent required hereunder, then the Indemnified Party may assume control of the defense and, with the consent of the Indemnifying Party, which shall not be unreasonably withheld, settle the Claim at the Indemnifying Party's expense. Notwithstanding the foregoing, the Indemnified Party shall have the right at all times to participate in the defense of any Claim hereunder with its own counsel and at its own expense. All provisions of this Agreement requiring a party to indemnify another person (including without limitation those set forth in Article 5) shall be deemed to incorporate this Section by reference, and all notices and actions relating to Claims thereunder shall be made in the manner set forth in, and subject to the terms and conditions of, this Section 10.3 (except to the extent that Article 5 provides alternate or supplemental procedures applicable thereto).

     10.4     Limitation  on  Liability.
              --------------------------

          10.4.1     Threshold  For  Indemnification.  Notwithstanding  anything
                     -------------------------------
herein to the contrary, neither the Seller Parties nor Buyer shall have any obligation to indemnify, defend and/or hold any Person harmless from or against any Claims arising out of, resulting from or related to (x) any misrepresentation or inaccuracy of any representation or warranty made by such party in this Agreement, or in any other agreement, instrument or certificate delivered in connection herewith, (y) any warranty claim in excess of the warranty reserve as reflected on the Final Settlement Statement, or (z) any breach, default or nonperformance by such party of any agreement, covenant or obligation contained in Article 10, unless and until the aggregate damage or loss actually incurred by such party in connection with all such Claims exceeds $300,000.00, in which case the indemnity hereunder shall apply to such Claims and any individual future Claim or Claims incurred by the members of Buyer or Seller, as the case may be. The foregoing threshold limitation shall not apply to any breach with respect to the Final Settlement Statement adjustment under
Section  9.1  or  the  Receivables  adjustment  under  Section  9.2.  hereof.

          10.4.2     Limitation  on  Indemnification.  Notwithstanding  anything
                     -------------------------------
herein to the contrary, the Seller Parties nor Buyer shall have any obligation to indemnify, defend and/or hold any Person harmless from or against any Claims in excess of the Ten Million Dollars ($10,000,000.00).

          10.4.3     Intentional Breach.  Notwithstanding anything herein to the
                     ------------------
contrary, the limitations contained in Section 10.4.1 and Section 10.4.2 shall not apply to any Claims, arising out of, resulting from or related to any fraudulent misrepresentation or a willful breach by a party of a covenant contained herein.

     10.5     Survival  of  Representations  and  Warranties.  The  express
              ----------------------------------------------
representations and warranties contained in this Agreement shall survive until September 1, 2001, provided that if a claim is made in writing prior to September 1, 2001 or a legal action is commenced in a court of competent jurisdiction with respect thereto prior to September 1, 2001, then the Claim relating to such representation and warranty shall survive until a final judgment is entered in such action. Seller Parties' representations and warranties concerning or relating to Pre-Closing Environmental Liabilities shall continue until September 1, 2002, provided that if a claim is made in writing prior to September 1, 2002 or a legal action is commenced in a court of competent jurisdiction with respect thereto prior to September 1, 2002, then the Claim relating to such representation and warranty concerning or relating to Pre-Closing Environmental Liabilities shall survive until a final judgment is entered in such action.

     10.6     Exclusive  Remedy.  THE PARTIES ACKNOWLEDGE  AND  AGREE  THAT  THE
              -----------------
REMEDIES SET FORTH IN THIS AGREEMENT, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE  11.  EMPLOYMENT  MATTERS

     11.1     Offers  of  Employment.  Buyer  shall offer to employ a minimum of
              ----------------------
85% of the Employees identified on the list referred to in Schedule 11.1 list, subject to each such Employee's satisfactory completion of Buyer's employment application process, including any reasonable screening processes and procedures. Buyer's obligation to offer employment in accordance with the preceding sentence shall apply to Employees on short term disability or other leave of absence only if such Employees return to active work within three months of the Closing Date; provided, further, that Buyer shall have no liability for any sick pay, disability pay or benefits with respect to any such Employee unless and until such Employee is actively at work for Buyer. Without Buyer's prior written consent, Seller Parties shall not solicit the employment of any Employees identified on the list referred to in Schedule 11.1. At Closing, Buyer shall deliver to Seller a list of Employees who will not be offered employment by Buyer. Except as to employees covered under employment contracts identified on Schedule 3.1.10, all offers of employment shall be on an "at-will" employment basis.

     11.2     Terms  of  Employment.  The employment of Transferred Employees by
              ---------------------
the  Buyer  shall  be  upon  the  following  terms  and  conditions:

          11.2.1     Compensation.  Buyer shall pay Transferred Employees a base
                     ------------
rate  of  pay  equal  to  the  base  rate payable by Seller on the Closing Date.

          11.2.2     Vacation  Program.  Buyer  shall  recognize  service  of
                     -----------------
Transferred Employees as recognized by Seller for future vacation entitlement and accruals under Buyer's vacation plans.

          11.2.3.     Severance  Pay.  Transferred  Employees  who  are
                      --------------
involuntarily terminated without cause by Buyer within three months of the Closing Date shall receive severance pay in accordance with Seller's severance plan as it existed as of the Closing Date. Transferred Employees who are involuntarily terminated without cause by Buyer at any time after three months from the Closing Date shall be entitled to severance pay in accordance with Buyer's then current severance plan.

          11.2.4     Benefit  Plans.  Subject  to  the  approval  of  Buyer's
                     --------------
insurance carriers (including stop-loss carriers), which Buyer will use reasonable efforts to obtain:

               (A) Transferred Employees and their dependents who are participating in a group health plan maintained by Seller immediately before the Closing Date shall be eligible to participate in a group health plan maintained by Buyer immediately after the Closing Date, without regard to any waiting period or preexisting condition exclusion;

               (B) Where coverage for dependents of Transferred Employees is available under Buyer's health and life plans, such coverage shall be effective as of the same date as the Transferred Employee's coverage becomes effective.

               (C) The Buyer's health plans shall recognize Transferred Employees' payments toward the annual deductible for Seller's health plans as though they had been made under the Buyer's plan for the plan year in which the Transferred Employee became an employee of Buyer.

     11.2.5     Service  Credit.  Except  as  specifically  set  out  herein,
                ---------------
Transferred Employees' service with Seller shall be recognized for eligibility and vesting for the purposes of all of Buyer's benefit and pension plans and employment policies to the same extent as service with Buyer would be recognized, subject to any applicable Code provision or other law or regulation prohibiting or limiting the extension of such credit.

     11.3     No  Third Party Rights.  Nothing contained herein shall (i) confer
              ----------------------
upon any former, current or future employee of Seller or Buyer or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, (ii) cause the employment status of any former, present or future employee of Buyer to be other than terminable at will, or (iii) be construed to limit Buyer's right to amend, revise, suspend, or terminate any benefit plan or program at any time.

     11.4     Employee  Notifications.  Prior  to the Closing Date, Seller shall
              -----------------------
provide timely written notice of the transactions contemplated in this Agreement to the affected Employees, and any other third parties as may be required by applicable laws, including without limitation the National Labor Relations Act and the Worker Adjustment and Retraining Notification Act or similar state law, and as may be required under the terms of any applicable collective bargaining agreements, arbitration awards, consent decrees, settlement agreements, injunctions or court orders.

     11.5     Former  Employees;  Transferred Employees.  Seller shall be solely
              -----------------------------------------
responsible for, and shall indemnify, defend and hold Buyer harmless from and against, any Claim made by or on behalf of any retiree or former employee of the Business, or with respect to any Employee who does not become a Transferred Employee, or with respect to any spouse or dependent of any such person, or with respect to a Transferred Employee arising out of acts or omissions by Seller occurring prior to Closing. Buyer shall be solely responsible for, and shall indemnify, defend and hold Seller harmless from and against, any Claim made by or on behalf of any Transferred Employee or with respect to any spouse or dependent of any such person arising out of Buyer's acts or omissions subsequent to Closing including, without limitation, those made under Section 11.2. The parties agree that Buyer shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur on or after the Closing with respect to any Transferred Employee and such person's spouse and dependents.

ARTICLE  12.  MISCELLANEOUS

     12.1     Notices.  Any  notice provided or permitted to be given under this
              -------
Agreement (including any request for consent or approval, or response thereto) shall be in writing, and may be served by personal delivery, by telecopier or by Federal Express or another reputable overnight courier service, addressed to the party to be notified. If there is any dispute regarding the actual receipt of notice, the party giving such notice shall bear the burden of providing reasonably satisfactory evidence of such delivery or receipt. For the purpose of the foregoing, electronic confirmation of complete facsimile transmission shall be satisfactory evidence of receipt of telecopy notice. Notices shall be deemed to have been given and received upon receipt at the addresses specified below. For purposes of notice, the addresses of the parties shall be as follows:

If  to  Buyer:                National-Oilwell,  L.P.
                              10000  Richmond  Ave.,  Suite  400
                              Houston,  Texas  77042
                              Attention:  Chief  Financial  Officer
                              Telecopy:  (713)  346-7957


with  a  copy  to:            National-Oilwell,  L.P.
                              10000  Richmond  Ave.,  Suite  400
                              Houston,  Texas  77042
                              Attention:  General  Counsel
                              Telecopy:  (713)  346-7995


If to Seller Parties:         Elmagco,  Inc.
                              777  Post  Oak  Blvd.,  8th  Floor
                              Houston,  Texas  77056
                              Attention:  Larry  H.  Ramming
                              Telecopy:  (713)  830-2711

                              Boots & Coots International Well Control, Inc. 777 Post Oak Blvd., 8th Floor
                              Houston,  Texas  77056
                              Attention:  Larry  H.  Ramming
                              Telecopy:  (713)  830-2711

with  a  copy  to:            Thompson, Knight, Brown, Parker & Leahy, L.L.P.
                              1200  Smith  Street,  Suite  3600
                              Houston,  Texas  77002-4595
                              Attention:  Barry  Davis
                              Telecopy:  (713)  654-1871

Either Buyer or Seller may specify as its proper address any other address within the continental United States by giving notice to the other party, in the manner provided in this Section, at least three business days prior to the Closing Date of such change of address.

     12.2     Assignment.  No  party  may assign any rights or obligations under
              ----------
this Agreement prior to Closing without the prior written consent of the other party, which consent may be withheld in the sole discretion of the other party.. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder in whole but not in part to any other Person which is a wholly owned direct subsidiary if such assignee executes a written assumption agreement in form and substance reasonably satisfactory to Seller. No assignment by any party, with or without consent, whether before or after Closing, shall in any way release such party from any obligations hereunder.

     12.3     Further  Assurances.  Seller  and  Buyer  shall  take such further
              -------------------
reasonable actions and shall execute, acknowledge and deliver all such further documents that are reasonably necessary or appropriate to consummate the transactions contemplated hereby.

     12.4     Expenses.  Whether  or  not  the transactions contemplated by this
              --------
Agreement are consummated, and except as otherwise provided herein, each of the parties hereto shall bear the salaries, fees and expenses (including without limitation travel, lodging, food and overhead expenses) of their respective officers, employees, attorneys, accountants and other representatives and agents incurred in connection with negotiation and performance of this Agreement, and the consummation of the transactions contemplated hereby.

     12.5     Severability.  If any term or other provision of this Agreement is
              ------------
invalid, illegal or incapable of being enforced under any applicable rule or law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected thereby in a materially adverse manner with respect to either party.

     12.6     Entire  Agreement.  This  Agreement, documents provided for herein
              -----------------
to be delivered at Closing and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, , including, without limitation the Original Agreement, understandings, negotiations and discussions among the parties with respect to such subject matter. The disclosure by a party on one of the Schedules attached hereto shall be deemed to be disclosure by such party on any other applicable Schedule required hereby.

     12.7     Confidentiality.     All  information  obtained by Buyer about the
              ---------------
Assets, including, without limitation, the results or findings of any physical, topographical, geological, environmental, drainage, soil and engineering studies or inspections of the Assets conducted by Buyer, shall be subject to the terms and conditions of the Confidentiality Agreement, which shall survive the execution, performance and termination of this Agreement.

     12.8     Construction.  Buyer and Seller acknowledge that this Agreement is
              ------------
the result of negotiation between them and that they have each been represented by counsel of their own choosing in such negotiations. The provisions of this Agreement shall be construed and enforced in accordance with their fair meaning and shall not be strictly construed against the drafter thereof. Except as otherwise provided herein, no consents or approvals required or requested hereunder shall be unreasonably withheld, conditioned or delayed.

     12.9     Captions.  The  descriptive  headings  contained in this Agreement
              --------
are for convenience only and shall not control the meaning or construction of any provision of this Agreement.

     12.10     Amendments.  This  Agreement  may  be  amended,  modified,
               ----------
supplemented, restated or discharged (and provisions hereof may be waived) only by one or more instruments in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, discharge or waiver is sought.

     12.11     Binding  Effect.  This Agreement shall be binding on and inure to
               ---------------
the benefit of the parties hereto and their respective successors and permitted assigns.

     12.12     Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws thereof.

     12.13     Consent  to  Jurisdiction  and  Forum  Selection.  Buyer  hereby
               ------------------------------------------------
irrevocably consents to the exclusive jurisdiction of the courts of the State of Texas in and for the County of Harris and the United States District Court for the Southern District of Texas in connection with any litigation arising out of or relating to this Agreement or any of the transactions contemplated thereby.

     12.14     Attorneys'  Fees.  In the event either Buyer or Seller brings any
               ----------------
suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys' fees, expenses and costs of investigation as actually incurred (including without limitation attorneys' fees, expenses and costs of investigation incurred in appellate proceedings), and costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under the Bankruptcy Code, 11 United States Code Section 101 et seq., or any successor statute.

     12.15     Punitive  Damages.  In  no  event shall either party be liable to
               -----------------
the other for any exemplary or punitive damages in any dispute between the parties relating, directly or indirectly, to this Agreement or the transactions contemplated hereby.

     12.16     No  Admissions.  Neither  this  Agreement,  nor  any  part hereof
               --------------
(including, without limitation, any disclosure on any Exhibit or Schedule hereto), nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

     12.17     No  Third  Party  Beneficiaries.  Nothing expressed or implied in
               -------------------------------
this Agreement is intended to confer on any person other than Buyer, Seller and their successors and permitted assigns any rights or obligations under this Agreement.

     12.18     No  Required Notice.  Unless otherwise expressly provided herein,
               -------------------
neither party shall be obligated to provide the other with notice of non-performance of an obligation which is required to be performed by a certain date or within a certain time period, and the failure to give such notice shall not extend the period for performance thereof.

     12.19     Knowledge.  References  to  either  parties' "knowledge" or "best
               ---------
knowledge" or words or phrases of similar import refer to matters actually known upon reasonable inquiry, as determined by the inquiring party, (i) with respect to Seller, by the persons identified on Schedule 12.19(A), and (ii) with respect to Buyer, by the persons identified on Schedule 12.19(B).

                            [signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

BUYER:                                    NATIONAL-OILWELL,  L.P.
                                          by  its  general  partner
                                          NOW  Oilfield  Services,  Inc.
                                          a  Delaware  corporation


                                          By:___________________________________
                                          Name:_________________________________
                                          Its:__________________________________



SELLER  PARTIES:                          ELMAGCO,  INCORPORATED
                                          a  Delaware  corporation



                                          By:___________________________________
                                          Name:_________________________________
                                          Its:__________________________________



                                          BOOTS  &  COOTS  INTERNATIONAL  WELL
                                          CONTROL,  INC.



                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________